                            SCHEDULE 14A INFORMATION

                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               AEROPOSTALE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               AEROPOSTALE, INC.
                        112 WEST 34TH STREET, 22ND FLOOR
                               NEW YORK, NY 10120
                                  646-485-5398

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 2004

To the Stockholders of Aeropostale, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aeropostale, Inc., a Delaware corporation (the "Company"), will be held at the Holiday Inn Martinique, 49 West 32nd Street, New York, New York, on June 16, 2004, at 1:00 p.m., local time, for the following purposes:

          1. Approval of a Classified Board of Directors. To approve an amendment to Aeropostale's Certificate of Incorporation to provide for the classification of the Board of Directors into three classes of directors with staggered three-year terms of office.

          2. Election of Directors. To elect nine (9) directors to the Board of Directors to serve for terms of one to three years, respectively, or until their successors are elected and qualified if Proposal No. 1 is approved, or to elect the same persons as directors for a term of one year if Proposal No. 1 is not approved.

          3. Approval of Executive Incentive Bonus Plan. To approve the Aeropostale, Inc. Executive Incentive Bonus Plan, which will enable the Company to grant performance based compensation awards to key executives.

          4. Other Business. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shares represented by properly executed proxies will be voted in accordance with the specifications therein. If no specifications are marked on a properly executed proxy, such proxy will be voted as recommended by the Board of Directors in the attached proxy statement.

     The Board of Directors has fixed the close of business on April 29, 2004 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON AND YOUR PROXY WILL NOT BE USED.

                                          By Order of the Board of Directors

                                          (-s- John S. Mills)
                                          JOHN S. MILLS
                                          President, Chief Operating Officer and
                                          Secretary


May 25, 2004

                               AEROPOSTALE, INC.
                        112 WEST 34TH STREET, 22ND FLOOR
                               NEW YORK, NY 10120
                                  646-485-5398

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 2004

                             ---------------------

                                PROXY STATEMENT
                             ---------------------


     This Proxy Statement is furnished to the stockholders of Aeropostale, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on June 16, 2004, at 1:00 p.m., local time, at the Holiday Inn Martinique, 49 West 32nd Street, New York, New York, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are being mailed to the stockholders on or about May 25, 2004.


     All shares represented by properly executed proxies received by the Company prior to the meeting will be voted in accordance with the stockholders' directions. A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (Attention: John S. Mills, Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy or by attending the meeting and voting in person.

     Stockholders of record at the close of business on April 29, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. At April 29, 2004, the Company had outstanding 55,426,851 shares of Common Stock, with $.01 par value, (which reflects a 3 for 2 stock split that the Company effected on April 26, 2004) entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be voted upon by stockholders at the Annual Meeting.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which include the election of directors but not on non-routine matters, such as the amendment of our Certificate of Incorporation and the approval of the Executive Incentive Bonus Plan.

     Approval of the amendment to our Certificate of Incorporation to provide for a classified Board of Directors requires the affirmative vote of holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against the proposal.

     The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Proxies that are marked "Withhold Authority" and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus will have no effect. Each other matter to be submitted to the stockholders for approval at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock voting on the matter. For purposes of determining the number of shares of Common Stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

OWNERSHIP OF COMMON STOCK

     The following table shows, as of January 31, 2004, certain information with regard to the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group. The information on this table and in the notes thereto has been adjusted to reflect the 3 for 2 stock split that the Company effected on April 26, 2004.

                                                                     SHARES
                                                              BENEFICIALLY OWNED(1)
                                                              ---------------------
                                                                NUMBER     PERCENT
                                                              ----------   --------
Columbia Wanger Asset Management, L.P.(2)...................  3,676,200      6.58%
  227 West Monroe Street, Suite 3000
  Chicago, IL 60606
Julian R. Geiger(3).........................................  1,300,824      2.30
John S. Mills...............................................  2,200,107      3.94
Christopher L. Finazzo(3)...................................    502,365         *
Thomas P. Johnson(3)........................................    172,449         *
Michael J. Cunningham(3)....................................    282,707         *
Bodil Arlander..............................................     91,750         *
Ronald R. Beegle............................................         --         *
Mary Elizabeth Burton(3)....................................     28,224         *
David H. Edwab(3)...........................................     15,000         *
John D. Howard..............................................    841,054      1.51
David B. Vermylen...........................................         --         *
All directors and executive officers as a group (14
  persons)(3)...............................................  5,742,556      9.95

---------------

 *  Less than 1% of the outstanding shares of common stock.

(1) Unless otherwise indicated, each of the stockholders has sole voting and dispositive power with respect to the shares of common stock beneficially owned. The percent is based upon the 55,849,519 shares outstanding as of January 31, 2004 (as adjusted for the 3 for 2 stock split effected on April 26, 2004) and the number of shares, if any, as to which the named person has the right to acquire upon options exercisable within 60 days of January 31, 2004.

(2) Share Ownership for Columbia Wanger Asset Management, L.P. is given as of December 31, 2003 (as adjusted for the 3 for 2 stock split effected on April 26, 2004), and was obtained from a Schedule 13G/A, dated February 13, 2004, filed with the Securities and Exchange Commission.

(3) Includes the following shares for options exercisable within 60 days of January 31, 2004 (as adjusted for the 3 for 2 stock split effected on April 26, 2004):

Mr. Geiger..................................................    807,876
Mr. Finazzo.................................................    458,328
Mr. Johnson.................................................    127,449
Mr. Cunningham..............................................    208,808
Ms. Burton..................................................     28,224
Mr. Edwab...................................................     15,000
The directors and officers as a group.......................  1,869,911

           PROPOSAL 1 -- APPROVAL OF A CLASSIFIED BOARD OF DIRECTORS

     Our Board of Directors has unanimously approved and recommended that the stockholders approve an amendment to our Certificate of Incorporation, (the "Certificate"), to provide for the classification of our Board of Directors into three classes of directors with staggered terms of office. Annex A to this Proxy Statement sets forth the text of the proposed amendment to Article Ten of the Certificate that will replace the existing Article Ten of the Certificate in its entirety.

     The Certificate currently provides that all directors are to be elected annually to serve until their successors have been elected and qualified. Delaware law permits provisions in the certificate of incorporation approved by stockholders that provide for a classified board of directors. The proposed amendment to the Certificate would provide that directors will be classified into three classes, comprised of as nearly equal in number of directors as possible. One class of directors, initially consisting of Bodil Arlander, Robert
B. Chavez and John S. Mills, would hold office initially for a one-year term expiring at the Annual Meeting to be held in 2005; a second class of directors, initially consisting of Ronald R. Beegle, Mary Elizabeth Burton and David B. Vermylen, would hold office initially for a two-year term expiring at the Annual Meeting to be held in 2006; and a third class of directors, initially consisting of David H. Edwab, Julian R. Geiger and John D. Howard would hold office initially for a three-year term expiring at the Annual Meeting to be held in 2007. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected and qualified.

     The classified board proposal is designed to assure continuity and stability in the Board of Directors' leadership and policies. While management has not experienced any problems with such continuity in the past, it wishes to ensure that this experience will continue. In addition, the Board believes that the stability created by establishing three-year terms will increase our ability to attract and retain talented directors.

     The Board of Directors also believes that the classified board proposal will assist the Board of Directors in protecting the interests of our stockholders in the event of an unsolicited takeover attempt of Aeropostale. Currently, a change in control of the Board of Directors can be made by stockholders holding a majority of the votes cast at a single annual meeting. If we implement a classified board of directors, it will take at least two annual meetings for a majority of stockholders to effect a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting. Because of the additional time required to change control of the Board of Directors, the classified board proposal will tend to deter takeover attempts. The proposed classification of the Board of Directors is not being recommended in response to a currently pending or threatened attempt to acquire control of Aeropostale.

     If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class even if that term shall extend beyond the next annual meeting of stockholders. In addition, any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor even if that term shall extend beyond the next annual meeting of stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL
              OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION
            TO PROVIDE FOR CLASSIFICATION OF THE BOARD OF DIRECTORS.

                      PROPOSAL 2 -- ELECTION OF DIRECTORS

     At the meeting, the stockholders will be asked to elect nine directors. The Board has nominated, upon the recommendation of our nominating and corporate governance committee, the nine current members of the Board named below. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire Board. If the Proposal 1 "Approval of a Classified Board of Directors" described above is adopted, the director nominees will be elected to serve a term of one year expiring in 2005 in the case of Class I directors, two years expiring in 2006 in the case of Class II directors or three years expiring in 2007 in the case of Class III directors, as indicated below, in each case until such nominee's successor is elected and qualified. If Proposal 1 is not approved, each nominee shall be elected for a term of one year or until such nominee's successor is elected and qualified. Each nominee is currently serving as a director of the Company and has indicated a willingness to continue to serve. In case any nominee is not a candidate at the meeting, the proxies named in the enclosed form of proxy intend to vote in favor of the remainder of the nominees and to vote for a substitute nominee in their discretion in such class, as they shall determine. Information regarding the nominees as of April 29, 2004, is set forth below.

NOMINEES

CLASS I DIRECTORS

     Bodil Arlander, 40, has served as a director since August 1998 and currently is a Senior Managing Director at Bear, Stearns & Co. Inc. and a principal of Bear Stearns Merchant Banking, a division of Bear Stearns & Co. Inc., which she joined in April 1997. Between 1991 and 1997, she worked in the mergers and Acquisitions Group of Lazard Freres & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industry. She also currently serves as a director of several private corporations.

     Robert B. Chavez, 49, has served as director since April 2004 and currently is the President and Chief Executive Officer at Hermes of Paris, Inc, which he joined in August 2000. Between 1992 and August 2000, Mr. Chavez was the Chief Executive Officer at Etienne Aigner. Prior to then, Mr. Chavez held various positions from 1986 to 1992 at R.H. Macy & Co., Inc., most recently as President of Merchandising.

     John S. Mills, 56, has served as our President and Chief Operating Officer since February 2000, and as a director since August 1998. He previously served as our Executive Vice President -- Director of Operations from 1998 to 2000. From 1994 through 1998 he held positions as Vice President of Operations and then Senior Vice President of Operations for Federated Specialty Stores. Before joining the specialty store division of R.H. Macy & Co., Inc. in 1988 as Vice President of Operations, Mr. Mills held various executive positions with the Bamberger's division of R.H. Macy & Co., Inc., Abraham & Strauss and M. Fortunoff's from 1969 until 1988. During March 2004, Mr. Mills announced his retirement as President and Chief Operating Officer effective July 2004. Mr. Mills will continue to serve on the company's Board of Directors subsequent to July 2004.

CLASS II DIRECTORS

     Ronald R. Beegle, 41, has served as director since August 2003 and currently is the Chairman of Credit Suisse First Boston's Global Consumer/Retail Investors unit. Previously, Mr. Beegle had been employed by Gap Inc. from 1996 until 2003 and had most recently served as chief operation officer of the company's flagship Gap division. While at Gap Inc., he also served as senior vice president of operations and finance of Banana Republic and executive vice president and general manager of Gap Inc. Direct. Prior to joining the Gap in 1996, Beegle had various positions with May Department Stores Company and Saks Incorporated and Broadway Stores.

     Mary Elizabeth Burton, 52, has served as a director since April 2001 and currently is the Chairman and Chief Executive Officer of BB Capital, Inc., a company she founded in 1992 whose services currently include retail turnaround consulting and interim CEO management. Previously, Ms. Burton served as Chief Executive Officer of a number of companies including Supercuts, Inc., PIP Printing and Cosmetic Center, Inc. Ms. Burton also currently serves as a director of The Sports Authority, Inc., Staples, Inc., Rent-a-Center and Zale Corporation.

     David B. Vermylen, 53, has served as a director since May 2003. Previously, Mr. Vermylen had been employed by Keebler Company from 1996 until 2002 and had served as its Chief Executive Officer and President from 2001. Prior to Keebler, Mr. Vermylen had held various executive positions at other consumer products companies. Mr. Vermylen currently serves as a director of Birds Eye Foods, Inc.

CLASS III DIRECTORS

     David H. Edwab, 49, has served as a director since January 2001 and currently is the Vice Chairman and Director of The Men's Wearhouse, Inc. From 2000 to 2001, Mr. Edwab was a Senior Managing Director at Bear, Stearns & Co. Inc., serving as the Group Head for Retail Investment Banking. Prior to then, he held several positions at The Men's Wearhouse since 1991 including Treasurer, Chief Financial Officer, Chief Operating Officer and President. Mr. Edwab is a certified public accountant and was a partner with Deloitte & Touche and was responsible for the Southwest Corporate Finance and Retail practice.

     Julian R. Geiger, 58, has served as our Chairman and Chief Executive Officer since August 1998. From 1996 to 1998, he held the position of President and Chief Executive Officer of Federated Specialty Stores, a division of Federated Department Stores, Inc., which included Aeropostale. Before joining Federated, he was President of the Eagle Eye Kids wholesale and retail divisions of Asian American Partners from 1993 to 1996. Prior to then, Mr. Geiger held a wide range of merchandising positions from 1975 to 1993 at R.H. Macy & Co., Inc., including President of Merchandising for Macy's East responsible for Young Men's, Juniors, Misses Coats and Misses Swimwear.

     John D. Howard, 51, has served as a director since August 1998 and currently is a Senior Managing Director at Bear, Stearns & Co. Inc. and is head of Bear Stearns Merchant Banking, a division of Bear, Stearns & Co. Inc. From 1990 to 1997, he was a co-CEO of Vestar Capital Partners, inc., a private investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of several private corporations and one publicly traded corporation, Integrated Circuit Systems, Inc.

        THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE ELECTION OF
                       EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION CONCERNING BOARD OF DIRECTORS

     During the fiscal year ended January 31, 2004 ("Fiscal 2003"), the Board of Directors met four times. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During Fiscal 2003, each of the Company's incumbent directors participated in at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the Board Committee on which such director was an incumbent member. In addition, the Board strongly encourages its members to attend the annual stockholders meeting. The majority of our directors attended the 2003 annual stockholders meeting.

     During fiscal 2003, independent directors were paid a $20,000 annual retainer, $1,000 for each Board meeting attended and $500 for each telephone meeting. Our committee chairpersons were paid a $2,000 retainer, and each committee member was paid $500 for each committee meeting attended, $250 for each telephone meeting and were reimbursed for travel expenses related to attending Board, Committee or Company business meetings. In addition, new independent directors received 15,000 stock options when appointed to the Board. Each incumbent director was eligible to receive 7,500 stock options, annually, dependent upon the Company's achievement of financial targets.

     During fiscal 2004, our independent directors will be paid a $20,000 retainer, $1,500 for each Board meeting attended and $500 for each telephonic meeting. Our Audit Committee chairperson will be paid a $10,000 retainer and our Compensation Committee chairperson will be paid a $5,000 retainer, and each committee member will be paid $1,500 for each committee meeting attended, $500 for each telephonic meeting and are reimbursed for travel expenses relating to attending Board, Committee or Company business meetings. In addition, new independent directors shall receive 15,000 stock options and 3,000 restricted shares upon appointment to the Board. Each incumbent independent director is eligible to receive 7,500 stock options and 1,000 restricted shares, annually, dependant upon the Company's achievement of financial targets.

     The above share information reflects a 3 for 2 stock split effected on April 26, 2004.

     Directors who are employees of the Company or are otherwise not considered independent do not receive separate compensation for serving as directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has an Audit Committee, currently consisting of Mr. Beegle, Ms. Burton and Mr. Edwab, each of whom are considered "independent" under the New York Stock Exchange listing standards. Mr. Beegle replaced Mr. Vermylen as a member of the Audit Committee in November 2003. Mr. Vermylen had been appointed to the Audit Committee in May 2003. The primary responsibility of the Audit Committee is to confirm the independence of the Company's auditors and to review the scope of audit and non-audit services, internal audit procedures and the adequacy of internal controls. The Audit Committee meets with management and the Company's independent public accountants. The Audit Committee met nine times during Fiscal 2003.

     The Board of Directors has determined that Mr. Edwab, has accounting and related financial management expertise within the meaning of the corporate governance standards of the New York Stock Exchange and qualifies as an "audit committee financial expert" within the meaning of Securities and Exchange Commission regulations. The Board determined that Mr. Edwab acquired the required attributes for designation as an "audit committee financial expert" as a result of his experience as a partner with a public accounting firm and his prior service as the Chief Financial Officer for a publicly held apparel retailer.

     Compensation Committee. The Board of Directors also has a Compensation Committee, consisting of Ms. Burton, Mr. Edwab, and Mr. Vermylen, each of whom satisfy the independence requirements of the New York Stock Exchange. The primary responsibility of the Compensation Committee is to establish compensation and incentives for the Company's executive officers and to administer the Company's incentive compensation and benefit plans, including the Company's 1998 Stock Option Plan, 2002 Long-Term Incentive Plan and, if approved, the Executive Incentive Bonus Plan. The Compensation Committee met informally, either in person or by phone, on a number of occasions during Fiscal 2003, with formal actions being taken by written consent.

     Nominating and Corporate Governance Committee. The Board of Directors also has a Nominating and Corporate Governance Committee consisting of Mr. Beegle, Ms. Burton, Mr. Edwab, and Mr. Vermylen, each of whom satisfy the independence requirements of the New York Stock Exchange. The primary responsibility of the Nominating and Corporate Governance Committee is identifying and recommending qualified individuals to the Board of Directors. They are also responsible for the development and recommendation of corporate governance principles to the Board. The Nominating and Corporate Governance Committee met formally once and informally, either in person or by phone, on a number of occasions during Fiscal 2003. A current copy of our Nominating and Corporate Governance Committee's Charter is available on our website at www.aeropostale.com.

     Factors the Nominating and Corporate Governance Committee use in connection with evaluating and selecting new directors include those relating to whether the director candidate would meet the independence requirements of the New York Stock Exchange. In addition, while the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for Board nominees, in evaluating possible candidates for election as a director, the Committee considers whether the candidate possesses the following qualities: a high degree of personal and professional ethics, integrity and values, relevant experience and expertise, an independent mind and mature judgment. In addition, each candidate must have sufficient time available to devote to the Company's affairs and be involved only in activities or interests that would not create a conflict with potential directorial responsibilities to the Company and its stockholders. Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability.

     When soliciting candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and stockholders. In addition, the Committee has authority under its charter to retain a search firm for this purpose. During Fiscal 2003, the Company utilized a search firm to identify potential candidates. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend that candidate's election to the full Board of Directors.

NOMINATIONS BY STOCKHOLDERS

     Pursuant to our bylaws, a stockholder may nominate a person for election as a director at an annual meeting of stockholders only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting, or if the date of the annual meeting is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of such meeting was mailed or public disclosure of the meeting date was made. Each notice is required to set forth certain information, including (1) the name and address of the stockholder making the nomination and the number of shares of our common stock they own beneficially or of record, (2) information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board, and (3) the consent of each nominee to serve as a director if so elected.

CODE OF ETHICS

     We have adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all of our officers, directors and employees. The Code of Ethics is designed to focus our officers, directors and employees on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide a mechanism to report unethical conduct and help to foster a culture of honesty and accountability for adherence to the Code of Ethics. The Code of Ethics is available on our website at www.aeropostale.com. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to our Chief Executive Officer, Chief Financial Officer, Vice President of Finance or Corporate Controller, we will disclose the nature of such amendment or waiver on its website.

SHAREHOLDER COMMUNICATION

     Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company's Secretary, Aeropostale, Inc., 112 W. 34th Street, 22nd Floor, New York, New York 10120. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company's Secretary will forward such communication to the full Board or to any individual Director or Directors to whom the communication is directed.

          PROPOSAL 3 -- APPROVAL OF THE EXECUTIVE INCENTIVE BONUS PLAN

INTRODUCTION

     We are asking stockholders to approve the Executive Incentive Bonus Plan (the "Incentive Plan") attached hereto as Annex B. In April 2004, the Compensation Committee approved the Incentive Plan and our Board of Directors approved the Compensation Committee's recommendation to submit the Incentive Plan to the stockholders for approval. The purpose of the Incentive Plan is to give the Company a competitive advantage in attracting, retaining and motivating key executives and to provide the Company with the ability to provide incentive compensation that is linked to financial measures, which incentive compensation is not subject to the tax deduction limitation rules described below. We will be able to achieve the desired tax results for certain bonus payments under the Incentive Plan only if stockholders approve the Incentive Plan.

DESCRIPTION

     The following summary of certain important features of the Incentive Plan and the performance goals thereunder that stockholders are being asked to approve, does not purport to be complete and is qualified in its entirety by the terms of the Incentive Plan, a copy of which is attached hereto as Annex B.

     The Incentive Plan is administered by the Compensation Committee. The Compensation Committee selects those key executives of the Company with significant operating and financial responsibility who are likely to be "covered employees" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) in respect of the relevant fiscal year, to be eligible to earn annual incentive compensation payments under the Incentive Plan. The Company currently expects that approximately [5] individuals will be selected for participation in the Incentive Plan.

     Under the Incentive Plan, awards will generally be paid in cash, however, the Compensation Committee may in its discretion grant equity based awards, including stock options, restricted stock and stock appreciation rights, issuable under any of the Company's existing benefit plans. Award opportunities may be expressed in dollar amounts, as a multiple of salary or pursuant to a formula. The performance goals selected by the Compensation Committee are based on any one or more of the following: net income, sales revenue, gross profit, gross margin, return on assets, earnings per share, return on equity, return on investment; price of the Company's Common Stock, sales productivity, comparable store sales growth, or market share. Any performance goals established may be based on an analysis of historical performance and growth expectations for the Company, financial results of other comparable businesses and progress toward achieving the Company's long-range strategic plan. These performance goals and determination of results are based entirely on financial measures. The Compensation Committee may amend the Incentive Plan at any time and may adjust the performance goals for any fiscal year as it deems equitable in recognition of unusual or non-recurring events affecting the Company's performance, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine, even if such adjustments would result in the Company having to pay non-deductible compensation to a participant.

     The maximum dollar amount which may be paid in any year under the Incentive Plan to any participant is $4,000,000.

REASON FOR STOCKHOLDER APPROVAL

     Section 162(m) of the Internal Revenue Code authorizes tax deductions for certain executive compensation in excess of $1 million only if such compensation is based on performance and the plan under which it is paid is approved by stockholders. If stockholders approve the Incentive Plan and the Company complies with certain other requirements set forth in Section 162(m), payments to executive officers under the Incentive Plan will qualify for deduction under
Section 162(m). If stockholders do not approve the Incentive Plan, bonus payments to certain executive officers, or portions of such bonus payments, may not qualify for deduction under Section 162(m), to the extent that certain compensation paid to any such executive officer in any calendar year exceeds $1 million. In that case, the Company may not be able to deduct for tax purposes all compensation paid to the affected executive officers.

     The Company recently entered into employment agreements with Julian R. Geiger, Christopher L. Finazzo, Thomas P. Johnson, Michael J. Cunningham and Olivera Lazic-Zangas, which contain provisions for the payment of bonuses under the Incentive Plan. Each agreement provides that the effectiveness of such bonus provisions is contingent on the Company receiving stockholder approval of the Incentive Plan. Nonetheless, in the event that the Incentive Plan is not approved by the Company's stockholders, the Compensation Committee expressly reserves the authority to award non-deductible compensation to these executives in appropriate circumstances.

     The Company believes that the Incentive Plan will allow the Compensation Committee to focus on annually selecting the appropriate financial performance measures to motivate the participants to achieve the business plan for that year. The Company also believes that the Incentive Plan is consistent with the Company's compensation philosophy of emphasizing variable compensation based on the Company's financial performance. The Board of Directors believes that in the absence of an incentive compensation plan such as the Incentive Plan, the Company would have difficulty attracting and retaining senior level executives having the experience and abilities necessary to manage the Company's businesses.

BENEFITS UNDER THE INCENTIVE PLAN

     Awards for fiscal 2004 will be based on the amount by which our consolidated net income increases in fiscal 2004, which cannot be predicted at this time. The following table sets forth the aggregate cash incentive compensation payments that would have been made under the Incentive Plan for Fiscal 2003 to the named executive officers and certain other groups had the Incentive Plan been in effect in Fiscal 2003.

                INCENTIVE COMPENSATION PERFORMANCE PLAN BENEFITS

                                                                 DOLLAR VALUE OF
                                                               PAYMENTS THAT WOULD
                                                               HAVE BEEN PAYABLE IN
NAME AND POSITION                                             RESPECT OF FISCAL 2003
-----------------                                             ----------------------
Julian R. Geiger, Chairman and Chief Executive Officer......        $1,800,000
Christopher L. Finazzo, Executive Vice President -- Chief
  Merchandising Officer.....................................        $  600,000
Thomas P. Johnson, Executive Vice President -- Chief
  Operating Officer.........................................        $  390,000
Michael J. Cunningham, Executive Vice President -- Chief
  Financial Officer.........................................        $  375,000
All current executive officers as a group...................        $3,375,000
All current directors who are not executive officers as a
  group.....................................................                --
All employees, including all current officers who are not
  executive officers, as a group............................        $3,375,000

 THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE EXECUTIVE INCENTIVE BONUS PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A
                           VOTE "FOR" THIS PROPOSAL.

                               EXECUTIVE OFFICERS

     The following is a list of the Company's executive officers, followed by their biographical information (other than for Mr. Geiger and Mr. Mills, whose biographical information appears under "Election of Directors -- Nominees").

EXECUTIVE OFFICER                      AGE                          POSITION
-----------------                      ---                          --------
Julian R. Geiger.....................  58    Chairman and Chief Executive Officer
John S. Mills(1).....................  56    President and Chief Operating Officer
Christopher L. Finazzo...............  48    Executive Vice President and Chief Merchandising
                                             Officer
Thomas P. Johnson(1).................  45    Executive Vice President and Chief Operating Officer
Michael J. Cunningham................  46    Executive Vice President and Chief Financial Officer
Thomas J. Clendenin..................  39    Senior Vice President and Director of Marketing
Ann E. Joyce.........................  39    Senior Vice President and Chief Information Officer
Olivera Lazic-Zangas.................  41    Senior Vice President and Director of Design
Laura W. Moran.......................  54    Senior Vice President and Director of Human Resources

---------------

(1) John S. Mills will be retiring on July 31, 2004, Thomas P. Johnson is assuming his responsibilities as Chief Operating Officer.

     Christopher L. Finazzo was promoted to Executive Vice President -- Chief Merchandising Officer in February 2002 after serving as Senior Vice
President -- General Merchandise Manager from 1999 to February 2002, and as Vice President, Divisional Merchandise Manager for Aeropostale Men's from 1996 to 1999. From 1994 to 1996, he was President of C&E Marketing and from 1992 to 1994, Director of Merchandise for Shalor Designs. From 1991 to 1992, Mr. Finazzo was Director of Merchandise for his own company, In the Paint, Inc. Prior to then, Mr. Finazzo held various merchandise positions with R.H. Macy's & Co., Inc. including Sales Manager, Assistant Buyer, Buyer and Administrator.

     Thomas P. Johnson was promoted to Executive Vice President -- Chief Operating Officer in March 2004 after rejoining us in January 2001 as our Senior Vice President -- Director of Stores. Mr. Johnson had served as Senior Vice President, Vice President, Regional Manager and District Manager with Federated Specialty Stores from 1989 to 1996. In the interim, he served as Senior Vice President -- Director of Stores for David's Bridal, Inc. in 2000 and as Senior Vice President -- Director of Stores for Brooks Brothers, Inc. from 1997 to 2000. Mr. Johnson also held various field positions at Gap, Inc. as Regional Manager for Banana Republic, District Manager and Store Manager for Gap, Inc. from 1981 to 1989.

     Michael J. Cunningham was promoted to Executive Vice President -- Chief Financial Officer in March 2004 after serving as Senior Vice President -- Chief Financial Officer from August 2000 to March 2004. He previously served as Chairman and Co-Founder of Compass International Services Corporation from 1997 to 1999. He also held various senior executive positions for American Express Company from 1984 to 1997, including Vice President -- Operations, Vice President -- Finance, and Director of Corporate Finance. Mr. Cunningham is a Certified Public Accountant.

     Thomas J. Clendenin has served as Senior Vice President -- Director of Marketing since June 2003. Prior to that, he worked as a consultant for various advertising, media and retail businesses, including Aeropostale. During 2001, Mr. Clendenin worked at Gap, Inc. as the Senior Vice President, Marketing for its Old Navy division. He also served various positions at ESPN from 1995 to 2001, most recently as Vice President, Marketing.

     Ann E. Joyce has served as Senior Vice President -- Chief Information Officer since June 2003. Prior to that, Ms. Joyce was Chief Information Officer at Leslie Fay, which she joined in 2002. Ms. Joyce also worked at Polo Ralph Lauren from 1996 to 2002 and Garan, Inc. from 1986 to 1996, where she held various senior management positions.

     Olivera Lazic-Zangas was promoted to Senior Vice President -- Director of Design in February 2002. She rejoined Aeropostale in 1998 as Vice
President -- Director of Design after serving as a women's designer for Old Navy for nine months. Prior to Old Navy, she was the Vice President -- Design Director for Aeropostale, a position she held since 1997, after serving as the Design Director for Women's Aeropostale from 1996 to 1997 and Women's Designer from 1995 to 1996. Prior to 1996, Ms. Lazic-Zangas was a Men's Knit Designer for the Federated Merchandising Group from 1988 to 1995.

     Laura W. Moran has served as our Senior Vice President -- Director of Human Resources since August 1998 and previously as Vice President -- Director of Human Resources with Federated Specialty Stores. Between 1978 and 1998, Mrs. Moran held several human resources positions with Bamberger's, including Assistant Store Manager for Sales Support, Personnel Manager for Merchandising Services, Personnel Manager and Employment Manager.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation earned for services rendered to us in all capacities for the fiscal year ended January 31, 2004, by our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 in salary and bonus during the fiscal year ended January 31, 2004, to whom we refer in this prospectus collectively as the named executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                                    COMPENSATION         SECURITIES
                                                ---------------------    UNDERLYING       ALL OTHER
                               PERIOD COVERED    SALARY      BONUS       OPTIONS(1)    COMPENSATION(2)
                               --------------   --------   ----------   ------------   ---------------
Julian R. Geiger.............   Fiscal 2003     $600,002   $1,800,000      43,862          $3,675
  Chairman and Chief
  Executive Officer
John S. Mills(3).............   Fiscal 2003      398,077      500,000      32,939           3,675
  President and Chief
  Operating Officer
Christopher L. Finazzo.......   Fiscal 2003      299,038      600,000      45,000           3,675
  Executive Vice President --
  Chief Merchandising Officer
Thomas P. Johnson............   Fiscal 2003      256,538      188,384      45,000           3,675
  Executive Vice President --
  Chief Operating Officer
Michael J. Cunningham........   Fiscal 2003      243,942      148,000      45,000           3,675
  Executive Vice President --
  Chief Financial Officer

---------------

(1) As adjusted for the 3 for 2 stock split effected on April 26, 2004.

(2) Represents amounts we paid pursuant to our Medical Reimbursement Executive Plan.

(3) John S. Mills will be retiring on July 31, 2004. Thomas P. Johnson is assuming his role as Chief Operating Officer.

EMPLOYMENT AGREEMENTS

  JULIAN R. GEIGER

     We entered into an employment agreement with Julian R. Geiger on February 1, 2004 that will remain effective through the last day of the 2006 fiscal year. Under the agreement Mr. Geiger currently receives an annual base salary of $800,000, an annual incentive bonus and medical and other benefits. Mr. Geiger's annual bonus is equal to the product of the (i) percentage increase in consolidated net income for the particular fiscal year times 100, (ii) a fixed percentage (7.5%) and (iii) Mr. Geiger's then applicable base salary. If there is no percentage increase in consolidated net income for fiscal 2004, Mr. Geiger shall not be entitled to an annual bonus for that fiscal year. Mr. Geiger's annual bonus is capped at three times his base salary in respect of any fiscal year. However, if, for any fiscal year, the annual bonus computed exceeds three times his base salary (as described above) and there is a percentage increase in consolidated net income for the succeeding fiscal year, then the amount of such excess shall be added to and payable with the annual bonus for such succeeding fiscal year, subject to the limit of three times base salary as defined previously. The annual bonus is payable pursuant to the terms of an Executive Incentive Bonus Plan that is subject to the approval of the stockholders of the company.

     Mr. Geiger is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Geiger shall receive an automobile allowance in the amount of $8,500 per year and reimbursement for actual housing expenses incurred up to $3,000 per month.

     If we terminate Mr. Geiger's employment without cause, if Mr. Geiger resigns his position as a consequence of a material reduction of his responsibilities, movement of our headquarters more than 25 miles from its present location, a material breach of our agreements with him, if he is removed, without cause, or not re-elected to our Board of Directors or the offices of Chairman of the Board and Chief Executive Officer of our company, or if he resigns within six months of a change of control of our company, he will be entitled to receive the greater of his base salary for the remainder of the term of the employment agreement or one times his base salary. In addition, Mr. Geiger is entitled to the pro rata portion of the annual bonus he would have received had he been employed by our company for the full fiscal year.

     If Mr. Geiger's employment with our company terminates for any of the reason outlined in the preceding paragraph, he will be restricted from engaging in competitive activities until the first anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the first anniversary of the termination date, or July 31, 2007. In addition, he will be restricted from soliciting employees until the second anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the second anniversary of the termination date, or July 31, 2008.

  JOHN S. MILLS

     We entered into an employment agreement with John S. Mills on February 1, 2004 that will remain effective through July 31, 2004. Under the agreement Mr. Mills currently receives an annual base salary of $400,000, an annual incentive bonus and medical and other benefits. Mr. Mills' annual bonus is equal to the product of (i) the percentage increase in consolidated net income for the particular fiscal year times 100, (ii) a fixed percentage (4.0%) and (iii) Mr. Mills' then applicable base salary, provided that with respect to the 2004 fiscal year, such product shall be based on one-half of his base salary. If there is no percentage increase in consolidated net income for fiscal 2004, Mr. Mills shall not be entitled to an annual bonus. Mr. Mills' annual bonus is capped at five-eighths times his base salary in respect of the 2004 fiscal year.

     Mr. Mills is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Mills shall receive an automobile allowance in the amount of $8,500 per year.

     If we terminate Mr. Mills' employment without cause, if Mr. Mills resigns his position as a consequence of a material reduction of his responsibilities, movement of our headquarters more than 25 miles from its present location, a material breach of our agreements with him, if he is removed, without cause, or not re-elected to our Board of Directors or the offices of President and Chief Operating Officer of our company, or if he resigns within six months of a change of control of our company, he will be entitled to receive the lesser of his base salary for the remainder of the term of the employment agreement or one times his base salary. In addition, Mr. Mills is entitled to the pro rata portion of the annual bonus he would have received had he been employed by our company through July 31, 2004.

     If Mr. Mills' employment with our company terminates for any of the reason outlined in the preceding paragraph, he will be restricted from soliciting employees until the first anniversary of the termination date of his employment with our company.

  CHRISTOPHER L. FINAZZO

     We entered into an employment agreement with Christopher L. Finazzo on February 1, 2004 that will remain effective through the last day of the 2006 fiscal year. Under the agreement Mr. Finazzo currently receives an annual base salary of $400,000, an annual incentive bonus and medical and other benefits.

Mr. Finazzo's annual bonus is equal to the product of (i) the percentage increase in consolidated net income for the particular fiscal year times 100,
(ii) a fixed percentage (5.0%) and (iii) Mr. Finazzo's then applicable base salary. Mr. Finazzo's annual bonus is capped at two times his base salary in respect of any fiscal year. However, if, for any fiscal year, the annual bonus computed exceeds two times his base salary (as described above) and there is a percentage increase in consolidated net income for the succeeding fiscal year, then the amount of such excess shall be added to and payable with the annual bonus for such succeeding fiscal year, subject to the limit of two times base salary as defined previously. The annual bonus is payable pursuant to the terms of an Executive Incentive Bonus Plan that is subject to the approval of the stockholders of the company.

     Mr. Finazzo is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Finazzo shall receive an automobile allowance in the amount of $8,500 per year.

     If we terminate Mr. Finazzo's employment without cause, if Mr. Finazzo resigns his position as a consequence of a material reduction of his responsibilities that is not rescinded within fifteen days, movement of our headquarters more than 25 miles from its present location, a material breach of our agreements with him that continues more than fifteen days, he will be entitled to receive the greater of his base salary for the remainder of the term of the employment agreement or one times his base salary; provided that in no event will the amount be less than one-half his base salary. In addition, Mr. Finazzo is entitled to the pro rata portion of the annual bonus he would have received had he been employed by our company for the full fiscal year.

     If Mr. Finazzo's employment with our company terminates for any of the reason outlined in the preceding paragraph, he will be restricted from engaging in competitive activities until the first anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the first anniversary of the termination date, or July 31, 2007. However, if his employment shall terminate for any of the reason outlined in the preceding paragraph or by reason of the expiration date of the last day of fiscal 2006, and on date of such termination Julian R. Geiger shall not be the Chairman and Chief Executive Officer of our company and an individual other than Mr. Finazzo shall have been promoted to the office of chairman and Chief Executive Officer of our company, then the restricted period shall terminate on such date of termination. In addition, he will be restricted from soliciting employees until the second anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the second anniversary of the termination date, or July 31, 2008.

  THOMAS P. JOHNSON

     We entered into an employment agreement with Thomas P. Johnson on February 1, 2004 that will remain effective through the last day of the 2006 fiscal year. Under the agreement Mr. Johnson currently receives an annual base salary of $375,000, an annual incentive bonus and medical and other benefits. Mr. Johnson's annual bonus is equal to the product of (i) the percentage increase in consolidated net income for the particular fiscal year times 100, (ii) a fixed percentage (3.75%) and (iii) Mr. Johnson's then applicable base salary. Mr. Johnson's annual bonus is capped at one and one-half times his base salary in respect of any fiscal year. However, if, for any fiscal year, the annual bonus computed exceeds one and one-half times his base salary (as described above) and there is a percentage increase in consolidated net income for the succeeding fiscal year, then the amount of such excess shall be added to and payable with the annual bonus for such succeeding fiscal year, subject to the limit of one and one-half times base salary as defined previously. The annual bonus is payable pursuant to the terms of an Executive Incentive Bonus Plan that is subject to the approval of the stockholders of the company.

     Mr. Johnson is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Johnson shall receive an automobile allowance in the amount of $8,500 per year.

     If we terminate Mr. Johnson's employment without cause, if Mr. Johnson resigns his position as a consequence of a material reduction of his responsibilities that is not rescinded within fifteen days, movement of our headquarters more than 25 miles from its present location, a material breach of our agreements with him that continues more than fifteen days, he will be entitled to receive the lesser of his base salary for the remainder of the term of the employment agreement or one times his base salary; provided that in no event will the amount be less than one-half his base salary. In addition, Mr. Johnson is entitled to the pro rata portion of the annual bonus he would have received had he been employed by our company for the full fiscal year.

     If Mr. Johnson's employment with our company terminates for any of the reason outlined in the preceding paragraph, he will be restricted from engaging in competitive activities until the first anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the first anniversary of the termination date, or July 31, 2007. In addition, he will be restricted from soliciting employees until the second anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the second anniversary of the termination date, or July 31, 2008.

  MICHAEL J. CUNNINGHAM

     We entered into an employment agreement with Michael J. Cunningham on February 1, 2004 that will remain effective through the last day of the 2006 fiscal year. Under the agreement Mr. Cunningham currently receives an annual base salary of $325,000, an annual incentive bonus and medical and other benefits. Mr. Cunningham's annual bonus is equal to the product of (i) the percentage increase in consolidated net income for the particular fiscal year times 100, (ii) a fixed percentage (3.75%) and (iii) Mr. Cunningham's then applicable base salary. Mr. Cunningham's annual bonus is capped at one and one-half times his base salary in respect of any fiscal year. However, if, for any fiscal year, the annual bonus computed exceeds one and one-half times his base salary (as described above) and there is a percentage increase in consolidated net income for the succeeding fiscal year, then the amount of such excess shall be added to and payable with the annual bonus for such succeeding fiscal year, subject to the limit of one and one-half times base salary as defined previously. The annual bonus is payable pursuant to the terms of an Executive Incentive Bonus Plan that is subject to the approval of the stockholders of the company.

     Mr. Cunningham is entitled to participate on the same basis as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Cunningham shall receive an automobile allowance in the amount of $8,500 per year.

     If we terminate Mr. Cunningham's employment without cause, if Mr. Cunningham resigns his position as a consequence of a material reduction of his responsibilities that is not rescinded within fifteen days, movement of our headquarters more than 25 miles from its present location, a material breach of our agreements with him that continues more than fifteen days, he will be entitled to receive the lesser of his base salary for the remainder of the term of the employment agreement or one times his base salary; provided that in no event will the amount be less than one-half his base salary. In addition, Mr. Cunningham is entitled to the pro rata portion of the annual bonus he would have received had he been employed by our company for the full fiscal year.

     If Mr. Cunningham's employment with our company terminates for any of the reason outlined in the preceding paragraph, he will be restricted from engaging in competitive activities until the first anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the first anniversary of the termination date, or July 31, 2007. In addition, he will be restricted from soliciting employees until the second anniversary of the termination date if his employment with our company terminates prior to the end of fiscal 2005. If his employment terminates during the 2006 fiscal year, then the restricted period will end on the earlier of the second anniversary of the termination date, or July 31, 2008.

STOCK OPTIONS

     The following table summarizes information concerning options granted to the named officers under the Company's 2002 Stock Plan during the fiscal year ended January 31, 2004 (as adjusted for the 3 for 2 stock split effected on April 26, 2004).

OPTION GRANTS IN 2003 FISCAL YEAR

                                    NUMBER OF        PERCENT OF TOTAL
                                    SECURITIES       OPTIONS GRANTED                                   GRANT DATE
                                    UNDERLYING         TO EMPLOYEES     EXERCISE PRICE   EXPIRATION      PRESENT
                                OPTIONS GRANTED(1)    IN FISCAL YEAR      ($/SHARE)         DATE       VALUE($)(2)
                                ------------------   ----------------   --------------   -----------   -----------
Julian R. Geiger..............        43,862               5.89%            $7.63         3/11/2011     $158,194
John S. Mills.................        32,939               4.43              7.63         3/11/2011      118,798
Christopher L. Finazzo........        45,000               6.05              8.94         3/24/2011      241,800
Thomas P. Johnson.............        45,000               6.05              8.94         3/24/2011      241,800
Michael J. Cunningham.........        45,000               6.05              8.94         3/24/2011      241,800

---------------

(1) The Options granted to Mr. Geiger and Mr. Mills were fully vested at the date of grant. As of January 31, 2004, Mr. Mills has exercised all options granted. The options granted to Mr. Finazzo, Mr. Johnson and Mr. Cunningham vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2) This column represents the value of the options on the grant date using the Black-Scholes option pricing model for the common stock, utilizing the following weighted average value assumptions for the options granted to Mr. Geiger and Mr. Mills: stock price volatility of 70%; no dividend yield; 3 year expected life of options; and 1.76% risk free interest rate. For the options granted to Mr. Finazzo, Mr. Johnson and Mr. Cunningham, the calculation utilized a stock price volatility of 70%, no dividend yield, 5 year expected life of the options, and a 2.98% risk free interest rate. No adjustment was made for non-transferability or forfeiture of any of the above options. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised, therefore, there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price volatility and interest rate.

AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information with respect to the named executive officers concerning option exercises for the fiscal year ended January 31, 2004 and exercisable and unexercisable options held as of January 31, 2004 (as adjusted for the 3 for 2 stock split effected on April 26, 2004). The value of unexercised in-the-money options at January 31, 2004 is based on the fair market value of our common stock which was the closing price on January 31, 2004 of $19.90 per share (as adjusted for the 3 for 2 stock split effected on April 26, 2004), minus the per share exercise price, multiplied by the number of shares underlying the option.

                               FISCAL YEAR ENDED
                                JANUARY 31, 2004          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            ------------------------       UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                              SHARES                       AT JANUARY 31, 2004           AT JANUARY 31, 2004
                            ACQUIRED ON     VALUE      ---------------------------   ---------------------------
                             EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            -----------   ----------   -----------   -------------   -----------   -------------
Julian R. Geiger..........     603,750     9,559,375     807,876            --       $15,693,299           --
John S. Mills.............   1,072,169    16,586,721          --            --                --           --
Christopher L. Finazzo....          --            --     447,078        45,000         8,760,094      493,200
Thomas P. Johnson.........     135,000     1,994,538     116,199        45,000         2,270,031      493,200
Michael J. Cunningham.....     197,588     3,728,952     197,558        45,000         3,880,029      493,200

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our Board of Directors serves, and we anticipate that no member of our compensation committee will serve, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     We maintain a supplemental executive retirement plan, or SERP, which is an unfunded defined benefit plan. The actuarial present value of projected benefit obligations related to our SERP approximated $4.2 million at January 31, 2004, $3.0 million at February 1, 2003, $2.6 million at February 2, 2002, and $2.5 million at August 4, 2001, using a weighted average discount rate of 6% for the year ended January 31, 2004, 6.75% for the year ended February 1, 2003 and 7% for the other periods, and an assumed rate of compensation increase of 4.5% for all periods. Pension expense for the SERP amounted to $639,000 in the year ended January 31, 2004, $285,000 in the year ended February 1, 2003, $133,000 in the six months ended February 2, 2002, $247,000 in fiscal 2001, and $171,000 in fiscal 2000. Of these amounts, $315,000 represented interest, $110,000 represented amortization of prior year ended losses, $184,000 represented the current period service component and $30,000 represented the prior service cost for the year ended January 31, 2004, $182,000 represented interest, $2,000 represented amortization of prior experienced losses, and $101,000 represented the current period service component for the year ended February 1, 2003. $86,000 represented interest, $2,000 represented amortization of prior experienced losses, and $45,000 represented the current period service component for the six months ended February 2, 2002, $155,000 represented interest, $3,000 represented amortization of prior experienced losses, and $89,000 represented the current year service component for fiscal 2001 and $101,000 represented interest, ($10,000) represented amortization of prior experienced gains, and $80,000 represented the current year service component for fiscal 2000.

     The following table illustrates, for representative average pensionable compensation and years of benefit service classifications, the annual retirement benefit that would be payable to an employee under our SERP if such employee retired on December 31, 2003 at age 65, based on the straight-life annuity form of payment. The annual retirement benefit amounts incorporate an offset factor included in our SERP's benefit formula of a percentage of the employee's estimated Social Security benefit, and are calculated based on the employee's highest average pay during any five years within the ten-year period prior to retirement. Our SERP provides that a maximum of 30 years of benefit service may be credited to a participant. The number of years of benefit service that have been credited to our named executive officers, as of December 31, 2003, are 30 years for Mr. Geiger, 30 years for Mr. Mills, 15 years for Mr. Finazzo and 29 years for Mrs. Moran. As of January 31, 2004, Mr. Johnson and Mr. Cunningham did not participate in our SERP. Effective February 1, 2004, Mr. Johnson and Mr. Cunningham were enrolled in our SERP. The benefit amounts set forth in the following table are subject to further offsets attributable to benefits accrued as of July 31, 1998 under the Supplementary Executive Retirement Plan of Federated Department Stores, Inc. and the Federated Department Stores' pension plan in the following annual amounts: Mr. Geiger -- $97,680; Mr.
Mills -- $78,996; Mr. Finazzo -- $4,560; and Mrs. Moran -- $38,016.

                             PENSION PLAN TABLE(1)

                                                            YEARS OF SERVICE
                                          ----------------------------------------------------
REMUNERATION                                 15         20         25         30       35(2)
------------                              --------   --------   --------   --------   --------
$  150,000..............................  $ 26,000   $ 34,700   $ 43,300   $ 52,000   $ 52,000
   200,000..............................    37,300     49,700     62,100     74,500     74,500
   300,000..............................    59,800     79,700     99,600    119,500    119,500
   400,000..............................    82,300    109,700    137,100    164,500    164,500
   500,000..............................   104,800    139,700    174,600    209,500    209,500
   600,000..............................   127,300    169,700    212,100    254,500    254,500
   700,000..............................   149,800    199,700    249,600    299,500    299,500
   800,000..............................   172,300    229,700    287,100    344,500    344,500
   900,000..............................   194,800    259,700    324,600    389,500    389,500
 1,000,000..............................   217,300    289,700    362,100    434,500    434,500
 1,100,000..............................   239,800    319,700    399,600    479,500    479,500
 1,200,000..............................   262,300    349,700    437,100    524,500    524,500

---------------

(1) The table reflects the Social Security benefit offset factor, but does not incorporate offsets due to benefits accrued under Federated's Supplementary Executive Retirement Plan.

(2) The maximum length of benefit service that may be credited to a participant under the plan is 30 years.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who are beneficial owners of more than ten percent of the Company's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2003, all reporting persons complied with applicable filing requirements, except that one Form 4 each for David H. Edwab, Christopher L. Finazzo, Julian R. Geiger, Thomas P. Johnson, John S. Mills, Laura W. Moran, and two Form 4's for Michael J. Cunningham, were inadvertently not filed on a timely basis.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

     As members of the Compensation Committee, we are responsible for administering the Company's incentive plans, including the 1998 Stock Option Plan and 2002 Long-Term Incentive Plan. In addition, we review compensation levels of members of senior management, evaluate the performance of senior management and consider management succession and related matters. The Compensation Committee reviews compensation for the executive officers of the Company with the Board.

OVERALL COMPENSATION POLICIES

     The primary compensation policy of the Company, which is endorsed by the Compensation Committee, is that a significant portion of the compensation of each executive officer should be based upon the financial performance of the Company and the contribution to that performance made by the executive officer. Thus, a significant portion of the compensation for each executive officer is "at risk." The Company and the Compensation Committee also believe that executive compensation should serve to attract and retain key employees and provide them with incentives to assist the Company in achieving strategic and financial goals that ultimately enhance the value of the Company's stock. To further these goals, the Company's compensation structure for executive officers has three components:

     - Long-Term Incentive Awards

     - Annual Bonus

     - Base Salary

     The awards, bonus and base salary for the Company's Chief Executive Officer are determined and approved by the Compensation Committee. The awards, bonus and base salary for the other executive officers of the Company are recommended by the Chief Executive Officer, subject to review, adjustment and approval by the Compensation Committee.

     Long-Term Incentive Awards. The Company from time to time provides long-term incentives to key employees through the grant of stock options under the 1998 Stock Option Plan and 2002 Long-Term Incentive Plan. These long-term incentives are designed to couple the interests of key employees with those of shareholders in that the potential realizable value of the awards is directly related to the future value of the Company's stock. Stock options typically vest over a four-year period.

     Annual Bonus. Annual bonuses allow the Company to recognize individual performance and contributions to the Company on an annual basis. We have employment agreements with each of Mr. Geiger, Mr. Mills, and Mr. Finazzo, pursuant to which their annual bonuses are calculated based on specific objective performance criteria. Annual bonuses for Fiscal 2003 for other executives were determined by the Compensation Committee based on achieving certain financial results and other discretionary factors. Additionally, for fiscal 2004 Mr. Johnson, Mr. Cunningham, and Ms. Lazic-Zangas have employment agreements, pursuant to which their annual bonuses are calculated based on specific objective performance criteria.

     Base Salary. The Compensation Committee determines base salaries for the Company's other executive officers, as well as changes in such salaries, based upon recommendations of the Chief Executive Officer. Base salaries are determined based on factors such as market compensation practices and a subjective determination of past performance and expected future contributions.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Julian R. Geiger, Chief Executive Officer and Board Chairman earned $600,000 in base salary for Fiscal 2003, per contractual obligation. Mr. Geiger's contract with the Company states that Mr. Geiger will earn $800,000 in the twelve months ended, January 2005 and the twelve months ended January 2006. In setting the Chief Executive Officer's base salary, the committee considered company objectives, market and corporate challenges and market compensation practices.

     Julian R. Geiger earned an annual bonus totaling approximately $1.1 million in Fiscal 2003. Mr. Geiger's contractual bonus calculation reflects our philosophy of meeting and exceeding certain corporate financial targets. His bonus is based upon achieving certain financial results as defined in his employment agreement.

     Mr. Geiger personally owns 492,948 shares of Aeropostale, Inc. Common Stock. Through the Aeropostale, Inc. 1998 Stock Option Plan and the 2002 Long-Term Incentive Plan. Mr. Geiger possesses 702,485 options to purchase shares of Aeropostale, Inc. Common Stock at a strike price of $0.02 per share, 61,530 options to purchase shares of Aeropostale, Inc. Common Stock, at a strike price of $0.43, and 43,861 options to purchase shares of Aeropostale, Inc. Common Stock, at a strike price of $5.72.

     These grants tie the Chief Executive Officer's long-term compensation to the goals of increasing shareholder value and including at-risk compensation as a major portion of the executive's compensation.

CONCLUSION

     The Compensation Committee has reviewed each element of compensation for each of the executive officers for fiscal 2004. The Compensation Committee reported to the Board of Directors that in the Compensation Committee's opinion, the compensation of each executive officer is reasonable in view of the Company's performance and the Compensation Committee's subjective evaluation of the contribution of each executive officer to that performance.

May 16, 2004

                                          COMPENSATION COMMITTEE
                                          Mary Elizabeth Burton (Chairperson)
                                          David H. Edwab
                                          David B. Vermylen

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP were the Company's independent auditors for Fiscal 2003 and have reported on the Company's consolidated financial statements included in the annual report which accompanies this proxy statement. The Audit Committee has reappointed Deloitte & Touche LLP as independent auditors for fiscal 2004. A representative of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

     THE FOLLOWING REPORT OF THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                         REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

     As members of the Audit Committee, we are responsible for oversight of all aspects of the Company's financial reporting, internal control and audit functions. We adopted a charter in May 2002. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. We have reviewed and discussed the Company's financial statements with management.

     We selected Deloitte & Touche, LLP to be the Company's independent auditors, and they are responsible for expressing an opinion on the conformity of the audited financial statements in the Annual Report for Fiscal 2003. We have received written confirmation from Deloitte & Touche, LLP of their independence within the meaning of the Securities Act administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board Standard No. 1 and have discussed Deloitte & Touche, LLP's independence. We have discussed with Deloitte & Touche, LLP those matters required by Statement on Auditing Standards No. 61.

     In reliance on the reviews and discussions noted above, we recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended January 31, 2004 for filing with the Securities and Exchange Commission.

May 3, 2004

                                          AUDIT COMMITTEE
                                          David H. Edwab (Chairperson)
                                          Ronald R. Beegle
                                          Mary Elizabeth Burton

                       FEES PAID TO INDEPENDENT AUDITORS

     The following table shows the fees billed by Deloitte & Touche LLP for the past two years for audit and other related fees:

                                                                2003        2002
                                                              --------   ----------
Audit Fees(1)...............................................  $330,000   $  268,000
Audit Related Fees(2).......................................   238,000      455,000
Tax Fees(3).................................................   217,000      723,000
Total Fees..................................................  $785,000   $1,446,000

---------------

(1) Includes fees for professional services provided in conjunction with the audit of the Company's financial statements, review of the Company's quarterly financial statements, comfort letters and attestation services normally provided in connection with statutory and regulatory filings and engagements;

(2) Includes readiness consulting regarding section 404 of the Sarbanes Oxley Act. Includes fees for assurance and related professional services primarily related to the audit of employee benefit plans, consultation on accounting standards or transactions, services related to business acquisitions or divestitures, and other attestation services;

(3) Includes fees for professional services provided related to tax compliance (preparation of international and other returns), tax planning (consultation on matters related to tax accounting methods and use of tax credits), and tax advice (consultation on matters related to audit issues, and sales and use taxes); and Includes analysis and review of federal and state income tax procedures and tax compliance.

     During 2003, the Audit Committee approved all of the non-audit services. The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP, and determined that the provision of such services did not compromise Deloitte & Touche's independence.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of January 31, 2004 (as adjusted for the 3 for 2 stock split effected on April 26, 2004) about our common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors, under our two existing equity compensation plans, the Aeropostale, Inc. 1998 Stock Option Plan and Aeropostale, Inc. 2002 Long-Term Incentive Plan.

                       NUMBER OF SECURITIES TO BE ISSUED     WEIGHTED AVERAGE EXERCISE     NUMBER OF SECURITIES REMAINING
                         UPON EXERCISE OF OUTSTANDING      PRICE OF OUTSTANDING OPTIONS,    AVAILABLE FOR FUTURE ISSUANCE
PLAN CATEGORY            OPTIONS, WARRANTS AND RIGHTS           WARRANTS AND RIGHTS        UNDER EQUITY COMPENSATION PLANS
-------------          ---------------------------------   -----------------------------   -------------------------------
Equity Compensation
  Plans Approved by
  Security Holders...              3,091,491                           $2.23                          1,978,985
Equity Compensation
  Plans not Approved
  by Security
  Holders............                     --                              --                                 --
                                   ---------                           -----                          ---------
Total................              3,091,491                           $2.23                          1,978,985
                                   =========                           =====                          =========

PERFORMANCE GRAPH

     The following graph shows the changes, for the period commencing May 16, 2002 and ended January 31, 2004 (the last trading day during the Company's 2003 fiscal year), in the value of $100 invested in shares of Common Stock of the Company, the Standard & Poor's MidCap 400 Composite Stock Price Index (the "S&P MidCap 400 Index") and the Standard & Poor's Apparel Retail Composite Index (the "S&P Apparel Retail Index"). The plotted points represent the closing price on the last trading day of the fiscal year indicated.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------------
                                        MAY-02     JUL-02     OCT-02     JAN-03     APR-03     JUL-03     OCT-03     JAN-04
----------------------------------------------------------------------------------------------------------------------------
 Aeropostale Inc.                        $100        $51        $45        $44        $65        $94       $111       $108
 S&P 400                                 $100        $78        $80        $78        $82        $93       $103       $111
 S&P Apparel Retail                      $100        $74        $83        $79        $88        $95       $101       $104

                            SOLICITATION OF PROXIES

     Solicitation of the proxies may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of proxies will be borne by the Company, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. In addition to use of the mails, proxies may be solicited by officers and employees of the Company in person or by telephone. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum might otherwise not be obtained or for solicitation of proxies in connection with any of the proposed matters.

                                 OTHER MATTERS

     Management does not know of any other matters to be presented at the Annual Meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment.

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2005 Annual Meeting of Shareholders of the Company must be received by January 16, 2005 for inclusion in the Company's 2005 Proxy Statement. In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company's Proxy Statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary of the Company at the Company's principal executive office not less than 60 days or more than 90 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting unless less than 70 days notice or prior public disclosure of the date scheduled for the meeting is given or made, in which event notice by the shareholder to be timely must be delivered or received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the scheduled annual meeting was mailed or (ii) the day on which such public disclosure was made.

  ANNEX A -- PROPOSED TEXT OF ARTICLE TEN OF THE CERTIFICATE OF INCORPORATION
                                  ARTICLE TEN

     SECTION 1. Classes of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

     SECTION 2. Election of Directors; Vacancies. At the annual meeting of stockholders of the Corporation held in 2004, Class I directors shall be elected for a one-year term, Class II directors shall be elected for a two-year term and Class III directors shall be elected for a three-year term. At each succeeding annual meeting of stockholders of the Corporation beginning with the annual meeting held in 2005, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class even if that term shall extend beyond the next annual meeting of stockholders. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which the director's term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director's predecessor even if that term shall extend beyond the next annual meeting of stockholders.

                   ANNEX B -- EXECUTIVE INCENTIVE BONUS PLAN

I.  PURPOSES

     The purposes of this Executive Incentive Bonus Plan (the "Plan") are: (a) to provide greater incentive for key executives to exert their best efforts on behalf of Aeropostale, Inc. (the "Company") by rewarding them for services rendered with compensation that is in addition to their regular salaries; (b) to attract and to retain in the employ of the Company persons of outstanding competence; and (c) to further the identity of interests of such employees with those of the Company's stockholders through a strong performance-based reward system. The Plan is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

II.  FORM OF AWARDS

     Incentive compensation awards under this Plan shall be generally granted in cash, less any applicable withholding taxes; provided that the Compensation Committee of the Board of Directors of the Company (the "Committee") may determine, from time to time, that all or a portion of any award may be paid in the form of an equity based incentive, including without limitation stock options, restricted shares, or stock appreciation rights issuable under any of the Company's existing benefit plans.

III.  DETERMINATION OF AWARDS

     1. For each fiscal year (or such other period as the Committee shall determine), the Committee shall establish the award opportunities and one or more objective performance goals for each participant and/or group of participants not later than 90 days after the commencement of the fiscal year and, if the performance period shall be less than a full year, the date on which 25% of the performance period has elapsed. Awards pursuant to the Plan shall be paid as soon as practicable following the end of such fiscal year or performance period, as applicable; provided that no payments shall be made unless and until the Committee has certified in writing the extent to which the applicable performance goals have been satisfied. Upon the granting of awards under this Plan, each participant shall be informed of his or her award opportunity (including related performance goals) by the Committee and that such award is subject to the applicable provisions of this Plan.

     2. Award opportunities may be expressed in dollars, as a multiple of salary or on a formula basis. Performance goals shall be based exclusively on one or more of the following performance criteria, as selected by the Committee: net income, sales revenue, gross profit, gross margin, return on assets, earnings per share, return on equity, return on investment; price of the Company's Common Stock, sales productivity, comparable store sales growth, or market share. These performance goals may be based on an analysis of historical performance and growth expectations for the Company, financial results of other comparable businesses and progress toward achieving the Company's long-range strategic plan. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. These performance goals and determination of results shall be based entirely on financial measures.

     3. The maximum dollar amount to be paid for any year under the Plan to any participant may not exceed $4,000,000.

IV.  ADMINISTRATION

     Except as otherwise specifically provided, the Plan shall be administered by the Committee. The decision of the Committee with respect to any questions arising as to interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be, in its sole and absolute discretion, final, conclusive and binding.

V.  ELIGIBILITY FOR AWARDS

     1. The Committee shall select those key executives of the Company with significant operating and financial responsibility and who are likely to be "covered employees" (within the meaning of Section 162(m) of the Code) for the relevant fiscal year, to be eligible to earn annual cash incentive compensation payments to be paid under the Plan. This is intended to include the President, Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents, and from time to time, certain other officers having comparable positions.

     2. No award may be granted to a member of the Company's Board of Directors except for services performed as an employee of the Company.

     3. Except in the event of retirement, death, or disability, to be eligible for an award an employee shall be employed by the Company as of the date awards are calculated and approved by the Committee under this Plan.

     4. For purposes of this Plan, the term "employee" shall include an employee of a corporation or other business entity in which this Company shall directly or indirectly own 50% or more of the outstanding voting stock or other ownership interest.

VI.  AMENDMENTS AND EXPIRATION DATE

     While it is the present intention of the Company to grant awards annually, the Committee reserves the right to modify this Plan from time to time or to repeal the plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently; provided, however, that no modification of this plan shall operate to annul, without the consent of the beneficiary, an award already granted hereunder; provided, also, that no modification to the "material terms" of the Plan (as defined under Section 162(m) of the Code) shall be made without approval of the stockholders.

VII.  ADJUSTMENTS

     The Committee may adjust the performance goals for any fiscal year as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a participant).

VIII.  MISCELLANEOUS

     1. Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder.

     2. Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

     3. This Plan shall be construed and governed in accordance with the laws of the State of New York.

                                AEROPOSTALE, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                OF THE COMPANY FOR ANNUAL MEETING, JUNE 16, 2004

The undersigned, a shareholder of Aeropostale, Inc., a Delaware corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the fiscal year ended January 31, 2003; and, revoking any proxy previously given, hereby constitutes and appoints Julian R. Geiger, John S. Mills and Michael J. Cunningham, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Martinique, 49 West 32nd Street, New York, New York, on June 16, 2004, at 1:00 p.m., local time, and at any adjournment thereof, on all matters coming before said meeting.

                                      MAIL

                  -     Mark, sign and date your proxy card.

                  -     Detach your proxy card.

                  - Return your proxy card in the postage paid envelope provided.

[Image Omitted - (ARROW)]    DETACH PROXY CARD HERE    [Image Omitted - (ARROW)]

1. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS

          [ ] For      [ ] Against      [ ] Abstain

2.    ELECTION OF DIRECTORS:    [Image Omitted   FOR all
                            - (BOX)]       nominees

                          [Image Omitted   WITHHOLD AUTHORITY to
                            - (BOX)]       vote for all nominees

Nominees: 01 Julian R. Geiger, 02 John S. Mills, 03 Bodil Arlander, 04 Ronald L. Beegle, 05 Mary Elizabeth Burton, 06 Robert B. Chavez, 07 David Edwab, 08 John D. Howard, 09 David B. Vermylen

(AUTHORITY TO VOTE FOR ANY NOMINEE NAMED MAY BE WITHHELD BY LINING THROUGH THAT NOMINEE'S NAME.)

3.    APPROVAL OF THE EXECUTIVE INCENTIVE BONUS PLAN

      [ ] For   [ ] Against   [ ] Abstain

4. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, 2 and 3. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

                                Dated                                     ,2004
                                      -----------------------------------

                                Dated                                     ,2004
                                      -----------------------------------

                                ------------------------------------------------
                                             Signature of Shareholder

                                ------------------------------------------------
                                             Signature of Shareholder

                                This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title, as such. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                CARD

                                PROMPTLY USING THE ENCLOSED ENVELOPE

[Image Omitted
  - (ARROW)]
       PLEASE DETACH HERE YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE
                                                                  [Image Omitted
                                                                    - (ARROW)]